Exhibit 11

1301 Pennsylvania Avenue, N.W.
Washington, D.C. 20004
United States
Facsimile:
+1 202 389 5000	+1 202 389 5200

www.kirkland.com

July 26, 2024

Oaktree Strategic Credit Fund

333 South Grand Avenue, 28th Floor

Los Angeles, CA 90071

Re:	Oaktree Strategic Credit Fund – 8.400% Notes due 2028 and 6.500% Notes due 2029

We are issuing this opinion in our capacity as special legal counsel to Oaktree Strategic Credit Fund, a Delaware statutory trust (the “Company”), in connection with the Company’s offer (the “Exchange Offer”) to exchange $350,000,000 aggregate principal amount of its outstanding 8.400% Notes due 2028 and $400,000,000 aggregate principal amount of its outstanding 6.500% Notes due 2029 (collectively, the “Existing Notes”) for $350,000,000 aggregate principal amount of its new 8.400% Notes due 2028 and $400,000,000 aggregate principal amount of its new 6.500% Notes due 2029 (collectively, the “Exchange Notes”) pursuant to a Registration Statement on Form N-14 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof.

The Existing Notes were issued, and the Exchange Notes are to be issued, pursuant to the provisions of the indenture, dated November 14, 2023 (the “Base Indenture”), between the Company and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), as supplemented by the first supplemental indenture, dated November 14, 2023, and the second supplemental indenture, dated July 23, 2024 (together with the Base Indenture, the “Indenture”), between the Company and the Trustee.

In connection therewith, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, records of the Company and other instruments as we have deemed necessary for the purpose of this opinion, including (i) the organizational documents of the Company, (ii) minutes and records of the proceedings of the Company with respect to the issuance and sale of the Existing Notes and the issuance of the Exchange Notes, (iii) the Registration Statement, (iv) the Indenture and (v) a specimen form of the Exchange Notes.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as

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Oaktree Strategic Credit Fund

July 26, 2024

copies and the authenticity of the originals submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further qualifications, assumptions and limitations set forth below, we are of the opinion that the Exchange Notes have been duly authorized and, when duly executed, issued and authenticated in accordance with the terms of the Indenture and delivered by the Company in exchange for the Existing Notes in accordance with the terms of the Exchange Offer, will constitute binding obligations of the Company.

Our opinion expressed above is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations which may limit the rights of parties to obtain certain remedies, and (iv) any laws except the laws of the State of New York and the Delaware Statutory Trust Act (including the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting the foregoing).

We have also assumed that the execution and delivery of the Indenture and the Exchange Notes and the performance by the Company of its obligations thereunder do not and will not violate, conflict with or constitute a default under any agreement or instrument to which the Company is bound.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance of the Exchange Notes.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof, and we assume no obligation to revise or supplement this opinion should the internal law of the State of New York or the Delaware Statutory Trust Act be changed by legislative action, judicial decision or otherwise after the date hereof.

Oaktree Strategic Credit Fund

July 26, 2024

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Kirkland & Ellis LLP

Kirkland & Ellis LLP